Exhibit 99.1

Elite Pharmaceuticals Appoints Stuart Apfel, M.D. as Chief Medical Officer
Tuesday January 8, 11:34 am ET

NORTHVALE, N.J., Jan. 8, 2008 (PRIME NEWSWIRE) -- Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (AMEX:ELI - News) announced the appointment of Dr. Stuart Apfel as the Company’s Chief Medical Officer.

Dr. Stuart Apfel is currently founder and president of Parallax Clinical Research, a consulting firm, established in 2006, that assists biotechnology and small pharmaceutical companies with making the transition from the bench to a clinical development program. In this capacity he has served as a consultant to Elite Pharmaceuticals over the past year. From 2003 to 2006, Dr. Apfel was a senior director of clinical research at DOV Pharmaceuticals, Inc. From 2000 to 2003, Dr. Apfel was a director of clinical research at Purdue Pharma L.P. Dr. Apfel is a board certified neurologist, and is currently on faculty as Associate Professor of Neurology at the Albert Einstein College of Medicine and at Downstate Medical School, where he continues to teach. Previously he was a full time faculty member in the departments of Neurology and Neuroscience at Albert Einstein from 1990 to 2000, where his research focused on the application of neurotrophic factors to neurologic disease.

“We are fortunate to have such a skilled and accomplished clinical expert to serve as the company’s Chief Medical Officer as we enter into late stage clinical trials with our two lead pain compounds, ELI-216, our proprietary abuse resistant oxycodone and ELI-154, our unique proprietary once-daily formulation of oxycodone. Dr. Apfel’s experience and expertise in the area of clinical development will be invaluable to Elite as we continue to move our pain products to commercialization. We are delighted that Stuart has elected to join Elite,” said Bernard Berk, Chairman, President and Chief Executive Officer of Elite.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development and manufacturing of oral controlled-release products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release capsules or tablets. Elite has two products currently being sold commercially and a pipeline of seven drug products under development in the therapeutic areas that include pain management, allergy and infection. The addressable market for Elite's current pipeline of products exceeds $6 billion. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of the Company, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The Company undertakes no obligation to update any forward-looking statements.

Contact:
Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations
518-398-6222
Dianne@elitepharma.com
www.elitepharma.com

Source: Elite Pharmaceuticals, Inc